EXHIBIT 10

MATERIAL CONTRACTS

Exhibit 10 is:

(1) Amended and Restated Employment Agreement between James S. Marlen and the Company.

(2) Change of Control Agreement between Javier Solis and the Company.

(3) Change of Control Agreement between Gary Wagner and the Company.

(4) Change of Control Agreement between James R. McLaughlin and the Company.

(5) 2001 Stock Incentive Plan.

Exhibit 10, Items (2) and (3) are incorporated by reference to Annual Report on Form 10-K filed with the Commission for Registrant’s fiscal year ended November 30, 1998.

Exhibit 10, Item (4) is incorporated by reference to Annual Report on Form 10-K filed with the Commission for Registrant’s fiscal year ended November 30, 2000.

Exhibit 10, Item (5) is incorporated by reference to Registration Statement No. 333-61816 on Form S-8 filed with the Commission on May 29, 2001

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This amended and restated employment agreement (“Agreement”) is made effective as of January 22, 2003, by and between Ameron International Corporation, a Delaware corporation (the “Company”), and James S. Marlen (“Employee”).  It supersedes and replaces the Employment Agreement previously entered into between the Company and Employee which was effective as of June 11, 1996, and was amended effective as of May 15, 1998 and May 16, 2001.

In consideration of the mutual promises and agreements set forth herein, the Company and Employee agree as follows:

1.             Term.

1.1                                 The term of this Agreement shall commence on January 22, 2003, and shall be automatically extended from day to day so that it always has a remaining term of three years and six months or until Employee attains age 67½, if sooner (the “Term”), subject to earlier termination in accordance with the provisions of section 10 hereinbelow.  In no event shall the Term of this Agreement extend beyond the date when Employee attains age 67½, unless the Company and Employee hereafter expressly agree in writing to extend the Term of this Agreement beyond such date.

2.             Position and Title.

2.1                                 The Company hereby employs Employee as its Chairman of the Board, President and Chief Executive Officer, and Employee hereby accepts such employment.

2.2                                 Employee shall devote substantially all of his efforts on a full time basis to the business and affairs of the Company and to its subsidiaries and affiliates.  Employee shall not engage in any business or perform any services in any capacity whatsoever adverse to the interests of the Company.

2.3                                 Employee shall at all times faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties of the office of Chairman of the Board, President and Chief Executive Officer of the Company.

2.4                                 As President and Chief Executive Officer, Employee shall be responsible to the Board of Directors for all actions and activities of the Company.

3.             (Deleted)

4.             Base Salary.

4.1                                 As of January 22, 2003, Employee’s base salary is $714,000 per year.  Employee’s base salary and performance shall be reviewed annually during the Term by the Board of Directors of the Company and may be increased from time to time at the discretion of, and by, such Board based on merit or such other considerations as such Board shall deem appropriate.

5.             Short-Term Incentive Bonus.

5.1                                 The Company has adopted a management incentive bonus plan for its executives, which plan is currently known as the “Management Incentive Compensation Plan” (herein the “MIC Plan”), and a Key Executive Long-Term Cash Incentive Plan (herein the “LTIP”).

5.2                                 Employee shall be deemed to be a participant under the MIC Plan and the LTIP, as well as any successor management incentive bonus plans adopted by the Company for its executives.  Individual goals and guidelines for bonus payable to Employee under the MIC Plan and the LTIP, and any successor plans, shall be subject to review and approval by the Board of Directors of the Company.

5.3                                 Employee’s participation in the MIC Plan and the LTIP shall be in accordance with the terms and conditions of those plans and other compensation arrangements as agreed to herein.  In the event of Employee’s termination of employment other than for cause (as defined in paragraph 10.1 hereinbelow), Employee shall be entitled to a pro-rata portion of the award he would have been entitled to receive under the MIC Plan in respect of the fiscal year in which Employee’s termination date occurs had he continued in employment until the end of such fiscal year.

5.4                                 The Company shall consider in good faith any recommendations of Employee with respect to any management incentive bonus plans subsequent to the MIC Plan and the LTIP.

6.             Stock Grants & Options.

6.1                                 (Deleted)

6.2                                 (Deleted)

6.3                                 Stock option and/or restricted stock grants may be granted from time to time at the sole discretion of, and by, the Board of Directors of the Company.  The Board of Directors of the Company shall consider in good faith any recommendations of Employee with respect to any alternative formulas or plans for stock options.

7.             (Deleted).

8.             Pension.

8.1                                 During the Term, the Company shall provide pensions benefits to Employee in accordance with the terms and conditions of Company’s Pension Plan for Salaried Employees and its Supplemental Executive Retirement Plan as in effect as of March 20, 2002.

8.2                                 In addition to the pension benefits described in paragraph 8.1 hereinabove, the Company shall provide the following additional pension benefits to Employee.  Those additional benefits shall be calculated by crediting Employee with twenty-five (25) years of service under the Supplemental Executive Retirement Plan (the “SERP”) described in paragraph 8.1 hereinabove at age 60, and with an additional year of service under the SERP for each actual year of service during his employment with the Company between ages 60 and 65 so that Employee will be credited with thirty (30) years of service under the SERP at age 65.

8.3                                 Vesting of the pension benefits described in paragraphs 8.1 and 8.2 hereinabove began as of June 11, 1993.

8.4                                 In the event that Employee’s employment is terminated by the Company without cause (as defined in paragraph 10.2 hereinbelow) and/or due to or following a Change of Control (as defined in paragraph 10.5 hereinbelow) during the Term, Employee shall be entitled to continue to accrue the pension benefits described in paragraphs 8.1, 8.2 and 8.3 hereinabove for the additional period starting from the date of such termination of employment with the Company and continuing until the effective date of his obtaining of new employment, if any; provided however that such additional period for the accrual of those pension benefits shall not exceed three (3) years from the date of termination of employment with the Company.

9.             Additional Employee Benefits.

9.1                                 The Company shall provide Employee the right to participate in its Executive Life Insurance plan, together with all other fringe benefit programs in which executive officers of the Company generally participate so long as such programs are continued by the Company, and all other fringe benefit programs which may hereafter be adopted by the Company for its executive officers.

9.2                                 The Company shall provide Employee the right to participate in its medical and dental insurance plans.

9.3                                 In the event that Employee should voluntarily resign or is terminated without cause (as defined in paragraph 10.2 hereinbelow) by the Company during the Term, the Company shall provide Employee with substantially the same level of health and medical benefits in effect for Employee as of the date of such resignation or termination, with Employee remaining obligated to continuing to pay employee contributions towards such coverage at the same level as in effect as of such date, until the earlier of (1) the second anniversary of such date of resignation or termination, or (2) the date Employee becomes employed by another party.

9.4                                 The Company shall provide Employee the right to participate in its long-term disability insurance plan, which as of this date generally provides that in the event of total disability, the plan will provide an annual benefit equal to 60% of the sum of (i) Employee’s annual base salary plus (ii) the average of the three highest annual bonuses paid to Employee (but not less than 60% of

Employee’s annual base salary), less any income received by Employee from other sources, such as by way of example and not limitation, Social Security and worker’s compensation.

9.5                                 The Company shall provide Employee the right to participate in its 401(k) Savings Plan.

9.6                                 The Company shall reimburse Employee for dues and assessments for membership at the Annandale Country Club, the California Club and the Los Angeles Country Club.

9.7                                 The Company shall provide Employee with the use of a company car substantially equivalent to a Cadillac STS, together with normal maintenance, insurance and operating expenses.

9.8                                 Employee shall be entitled to vacation in accordance with the customary practice of the Company with regard to its executives, which is currently four (4) weeks annually.

9.9                                 Employee shall be reimbursed for financial/tax consulting services provided by The AYCO Company, L.P. through participation in the Financial and Tax Services Program for Key Executives which was approved (with a tax gross-up feature) by the Board of Directors on November 20, 2002.

9.10                           The Company shall reimburse Employee for fees actually paid by Employee to his legal counsel in connection with legal review of this employment agreement, provided that such reimbursement shall not exceed $5,000.

9.11                           The Company agrees that in the event of an audit of Employee’s tax returns by the Internal Revenue Service with respect to issues arising under this Agreement (including, but not limited to, Section 10.5 hereof), Employee will have the right to select his own professional advisors to represent Employee in the audit proceedings, and the reasonable expenses thereof shall be borne by the Company.

10.           Termination; Extension.

10.1                           During the Term of this Agreement, the Company’s Board of Directors may terminate Employee’s employment herein at any time for cause as contemplated by Section 2924 of the California Labor Code (copy of which in effect as of the date hereof is attached hereto as Exhibit “E” and made a part hereof), or as a result of a material breach by Employee of his obligations under this Agreement, provided however that Company shall provide Employee with not less than sixty (60) days prior written notice describing the behavior or conduct which is alleged by the Company to constitute cause for termination and Employee shall be provided with reasonable opportunity to correct such behavior or conduct within that notice period.

10.2                           In the event that the Company terminates Employee’s employment for any cause other than the causes set forth in paragraph 10.1 hereinabove, such shall be considered to be termination “without cause.”  Removal from Employee of the title of “President, Chief Executive Officer and Chairman of the Board” during the Term, without Employee’s consent, shall be deemed to be termination without cause.

10.3                           In the event that the Company terminates Employee’s employment without cause at any time during the Term of this Agreement, except for termination without cause due to or following a Change of Control (as that term is defined in paragraph 10.5 hereinbelow), then:

(1)                                  the Company shall pay Employee a lump-sum severance amount within thirty (30) days following termination equal to 3.5 (or the number of years and fractional years remaining in the Term, if the remaining Term of this Agreement is less than three years and six months as of the date of the termination) times the sum of (i) Employee’s annual base salary in effect as of the date of termination, and (ii) the highest management incentive bonus paid to Employee during the three and one-half years preceding termination (but not less than one hundred percent (100%) times Employee’s annual base salary determined as of the date of termination);

(2)                                  all unvested restricted stock grants and stock options granted to Employee shall automatically vest in full; and

(3)                                  Employee shall be entitled to the benefits described in paragraphs 8.3, 8.4 and 9.3 hereinabove.

Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement.

10.4                           The Term of this Agreement shall be automatically extended from day to day so that it always has a remaining term of three years and six months (or until Employee attains age 67½, if sooner) until the Company or Employee shall give written notice to the other that the Term shall not be further extended.  In such event the Term shall end three years and six months after delivery of such written notice in the manner provided in paragraph 12.3 hereinbelow (or when Employee attains age 67½, if sooner).  If the Company notifies Employee that the Term shall not be further extended, then Employee may elect within 90 days after receipt of such notice to terminate employment and consider his employment to have been terminated by the Company without cause, in which case Employee shall be entitled to those termination benefits described in paragraph 10.3 hereinabove.

10.5                           In the event of a Change of Control at any time during the Term of this Agreement:

(1)                                  All unvested restricted stock grants and stock options granted to Employee shall automatically vest in full upon a Change of Control.

(2)                                  In the event that the Company terminates Employee’s employment without cause at any time during the Term of this Agreement within the period of twelve (12) months following the date of a Change of Control, then Employee shall be entitled to the termination benefits described in paragraph 10.3 hereinabove; provided that the lump-sum severance amount paid to Employee under this paragraph 10.5(2) which is calculated based on paragraph 10.3(1) hereinabove (i) shall be reduced to equal the present value, determined in accordance with IRC 280G(d)(4), of the lump-sum severance amount which would otherwise be payable under paragraph 10.3(1), and (ii) shall be reduced to offset compensation and other earned income earned by Employee in the manner provided in paragraphs 10.5(3) and (4) below.

(3)                                  The amount of the lump-sum severance amount payable to Employee under paragraph 10.5(2)

which is calculated based on paragraph 10.3(1) shall be reduced by one hundred percent (100%) of any compensation and other earned income (within the meaning of Section 911(d)(2)(A) of the Internal Revenue Code (“IRC”)) which is earned by Employee for services rendered to persons or entities other than the Company or its affiliates during the remaining Term of this Agreement as of the date of termination.  Health and medical benefits shall be offset as provided in paragraph 9.3.

(4)                                  Not less frequently than annually (by December 31 of each year), Employee shall account to the Company with respect to all compensation and other earned income earned by Employee which is required hereunder to be offset against the lump-sum severance amount received by Employee from the Company under paragraph 10.5(2) which is calculated based on paragraph 10.3(1).  If the Company has paid a lump-sum severance amount in excess of the amount to which Employee is entitled (after giving effect to the offsets provided above), Employee shall reimburse the Company for such excess by December 31 of such year.  The requirements imposed under this paragraph shall terminate on December 31 of the last calendar year which begins during the remaining term of this Agreement as of the date of termination.

Notwithstanding any other provisions in this Agreement or any other agreement, plan or arrangement, if any payment or benefit received or to be received by Employee, whether under the terms of this Agreement, or any other agreement, plan or arrangement with the Company or any person affiliated with the Company (all such payments and benefits being hereinafter referred to as “Total Payments”) would be subject, in whole or in part, to taxes imposed by IRC Section 4999, then an additional gross-up payment shall be made to Employee in accordance with the provisions of Exhibit “T” hereof, the provisions of which Exhibit are hereby fully incorporated herein by reference, such that, after payment of all Federal, state and local income, employment and excise taxes, Employee will be in the same after-tax position as if no excise taxes (or interest or penalties thereon) had been imposed.

As used herein, the term “Change of Control” means either:  (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation; (iii) approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company; (iv) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the outstanding voting shares of the continuing or surviving corporation immediately after such merger or consolidation; or (v) a change of 25% (rounded to the next whole person) in the membership of the Board of Directors of the Company within a 12-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of 85% (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the 12-month period.

10.6                           In the event that Employee should voluntarily resign or is terminated for cause by the Company during the Term, Employee shall not be entitled to any of the termination benefits described in this section 10, other than any payment which may be due pursuant to paragraph 9.3 or 10.5 hereinabove.

10.7                           In the event that Employee should die or become disabled or incapacitated for an uninterrupted period in excess of six (6) months during the Term, then (1) all unvested restricted stock grants and stock options granted to Employee shall automatically vest in full, and (2) Employee shall remain eligible (or entitled as the case may be) for a prorated management incentive or bonus award for the period prior to Employer’s death or disability.

11.           Covenants.

11.1                           Employee agrees that any and all confidential knowledge or information, including but not limited to customer lists, books, records, data, formulae, specifications, inventions, processes and methods, developments and improvements, which has or have been or may be obtained or learned by him in the course of his employment with the Company, will be held confidential by him and that he will not disclose the same to any person outside of the Company either during his employment or after his employment by the Company has terminated.

11.2                           Employee agrees that upon termination of his employment with the Company he will immediately surrender and turn over to the Company all books, records, forms specifications, formulae, data and all papers and writings relating to the business of the Company and all other property belonging to the Company, it being understood and agreed that the same are the sole property of the Company and that Employee will not make or retain any copies thereof.

11.3                           Employee agrees that all inventions, development or improvements which he may make, conceive, invent, discover or otherwise acquire during his employment by the Company in the scope of his responsibilities or otherwise shall become the sole property of the Company.

12.           Miscellaneous.

12.1                           All terms and conditions of this Agreement are set forth herein, and there are no warranties, agreements or understandings, express or implied, except those expressly set forth herein.

12.2                           Any modification of this Agreement shall be binding only if evidenced in writing signed by both parties hereto.

12.3                           Any notice or other communication required or permitted to be given hereunder shall be deemed properly given if personally delivered or deposited in the United States mail, registered or certified and postage prepaid, addressed to the Company at 245 S. Los Robles Ave., Pasadena, CA 91101, or to Employee at 750 Chester Avenue, San Marino, CA 91108, or at such other addresses as may from time to time be designated by the respective parties in writing.

12.4                           The laws of the State of California shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

12.5                           In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not be affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

12.6                           This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company and the personal representatives, heirs and legatees of Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

AMERON INTERNATIONAL CORPORATION

By:
John E. Peppercorn
Chairman-elect, Compensation & Stock Option Committee
of the Board of Directors

EMPLOYEE

James S. Marlen

EXHIBIT E

DEERING’S CALIFORNIA CODES

labor code

Annotated

OF THE STATE OF CALIFORNIA

Adopted April 24, 1937
with amendments through the
First Extraordinary Session of the 1989-1990 Legislature

§ 2924.  Employment for specified term; Grounds for termination by employer.

An employment for a specified term may be terminated at any time by the employer in case of any willful breach of duty by the employee in the course of his employment, or in case of his habitual neglect of his duty or continued incapacity to perform it.

Enacted 1937.  Amended Stats 1969, ch 1529 § 3; Stats 1971, ch 1580 § 2, ch 1607 § 3.

EXHIBIT T

Exhibit “T”

(Page 1 of 1)

If any portion of the Total Payments (as defined in Paragraph 10.5 of the Agreement) shall be subject to excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, or any successor or similar provision thereto, or comparable state or local tax laws, the Company shall pay to the Employee such additional compensation as is necessary (after taking into account all Federal, state and local income, employment and excise taxes payable by the Employee as a result of the receipt of such additional compensation) to place the Employee in the same after-tax position he would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred.  The Company shall pay additional compensation upon the earlier of (i) the time at which the Company withholds such excise tax from any payments to the Employee or (ii) 30 days after the Employee notifies the Company that the Employee has filed a tax return which takes the position that such excise tax is due and payable in reliance on a written opinion of the Employee’s tax counsel or accountant that it is more likely than not that such payment with respect to any such excise tax is due and payable.  If the Employee makes any payment with respect to any such excise tax as a result of an adjustment to the Employee’s tax liability by any Federal, state or local authority, the Company will pay such additional compensation within 30 days after the Employee notifies the Company of such payment.  Without limiting the obligation of the Company hereunder, the Employee agrees, in the event that Employee makes any payment pursuant to the preceding sentence, to negotiate with the Company in good faith with respect to procedures reasonably requested by the Company which would afford the Company the ability to contest the imposition of such excise tax; provided, however that the Employee will not be required to afford the Company any right to contest the applicability of any such excise tax to the extent that the Employee reasonably determines that such contest is inconsistent with the overall tax interests of the Employee.  The Company agrees to hold in confidence and not to disclose, without the Employee’s prior written consent, any information with regard to the Employee’s tax position which the Company obtains pursuant to this Exhibit T.